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                                                                    Exhibit 99.1




NEWS                                from    H. L. LANZET, INC.
                                            12 Hull Street
                                            Oceanside, NY 11572
                                            (212) 888-4570 o (516) 763-1668
                                            Fax: (212) 888-4569 o (516) 763-1626

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CONTACT:      Greg Walling                           Ron Eilath
              President & CEO                        CFO
              Cabletel Communications                Cabletel Communications
              (905) 475-1030                         (905) 475-1030

            CABLETEL CONFIRMS NEW INCREASED REVOLVING CREDIT FACILITY

MARKHAM, Ontario, May 16, 2002 - Cabletel Communications Corp. (AMEX: TTV; TSE:
TTV), the leading distributor of broadband equipment to the Canadian television and telecommunications industries, today confirmed that it has established a new revolving credit facility with LaSalle Business Credit, the Canadian arm of LaSalle Business Credit Inc., a subsidiary of Chicago-based LaSalle Bank (US$50 billion in assets). The new CDN$15 million facility, which replaces the Company's existing working capital line, has a three-year term and provides for up to a CDN$3 million increase over the maximum availability under the Company's prior facility.

Greg Walling, President of Cabletel, stated, "We see this as recognition of the progress achieved by our cost savings and restructuring actions. With this new facility, Cabletel is well positioned to support and accelerate its current level of activity and enhance the Company's growth potential. Additionally, we have established the foundation for a long-term banking relationship. We should note that the debt placement specialist at PricewaterhouseCoopers Securities Inc. played a key role in establishing the relationship with LaSalle Business Credit."

LaSalle Business Credit provides secured working capital and term loan financing for middle market companies in the manufacturing, distribution, retailing and service industries. LaSalle Bank is itself a subsidiary of Netherlands-based ABN Amro Bank N.V. (NYSE:ABN), one of the world's largest banks with US$500 billion in assets.

Cabletel Communications offers a wide variety of products to the Canadian television and telecommunications industries required to construct, build, maintain and upgrade systems. The Company's engineering division offers technical advice and integration support to customers. Stirling Connectors, Cabletel's manufacturing division supplies national and international clients with proprietary products for deployment in cable, DBS and other wireless distribution systems. More information about Cabletel can be found at www.cabletelgroup.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company's filings with the Securities and Exchange Commission.